UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2024

Bentley Systems, Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-39548	95-3936623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

685 Stockton Drive

Exton, PA 19341

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (610) 458-5000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class B common stock, par value $0.01 per share	BSY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On October 18, 2024, Bentley Systems, Incorporated (the “Company”) entered into a Second Amended and Restated Credit Agreement, dated as of October 18, 2024 (the “Credit Agreement”), by and among the Company, the lenders party thereto and PNC Bank, National Association, as administrative agent.

The Credit Agreement provides the Company with a $1.3 billion revolving credit facility (the “Revolving Facility”), including $125 million in swingline loans and $125 million in letters of credit. The Credit Agreement also provides the Company with an option to increase the facility by up to $500 million in the form of both revolving indebtedness and incremental term loans.

The Revolving Facility matures on October 18, 2029 (subject to a “springing maturity date” on the date that is 91 days prior to the maturity of the Company’s outstanding convertible debt, unless on such date the Company meets certain liquidity requirements set forth in the Credit Agreement). Voluntary prepayments under the Credit Agreement are permitted at any time without payment of any prepayment premiums. Borrowings under the Revolving Facility will bear interest, at the Company’s option, at the Alternate Base Rate or Term SOFR Rate (each as defined in the Credit Agreement), plus a margin based on the Company’s Net Leverage Ratio (as defined in the Credit Agreement).

The Company will pay a commitment fee with respect to unutilized commitments under the Revolving Facility ranging from 0.2% to 0.3% per annum depending on the Company’s Net Leverage Ratio.

All obligations under the Credit Agreement are unconditionally guaranteed by the Company’s first-tier wholly-owned Material Domestic Subsidiaries (as defined in the Credit Agreement) (the “Guarantors”), and are secured by substantially all of the existing and future property and assets held by the Company and the Guarantors, including a pledge of the equity interests of each first-tier subsidiary of the Company and each Guarantor (subject to customary pledging limitations for non-domestic subsidiaries).

The Credit Agreement contains customary events of default, affirmative and negative covenants, and requires the Company to maintain on a quarterly basis a Net Senior Secured Leverage Ratio not exceeding 3.00 to 1.00 and a Minimum Interest Coverage Ratio of at least 3.00 to 1.00 (as each such ratio is defined in the Credit Agreement).

The foregoing summary of the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
10.1	Second Amended and Restated Credit Agreement, dated as of October 18, 2024, by and among the Company, the lenders party thereto and PNC Bank, National Association, as administrative agent

104	Cover Page Interactive Data File (formatted as inline XBRL)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Bentley Systems, Incorporated
Date: October 22, 2024
	By:	/s/ Werner Andre
	Name:	Werner Andre
	Title:	Chief Financial Officer